INSTENT INC.

               1993 PLAN EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement (the "Agreement") is executed by and between _______________ (the "Optionee") and InStent Inc., a Minnesota corporation, (the "Company") pursuant to the terms of the Company's 1993 Stock Option Plan (as the same may be amended, modified or supplemented from time to time, the "Plan). This Option Agreement is pursuant to, and replaces and supersedes in its entirety that certain stock option letter agreement from the Company to Optionee dated ______, and any other writing from the Company prior to the date hereof relating to stock options, which are of no further force and effect.

1. The Optionee is hereby granted the right and option to purchase ______ shares of the Company's common stock (the "Common Stock") at an option price per share of $_____ (the "Option") in accordance with the Plan.

2. The terms and condition of the Plan, a copy of which has been delivered to the Optionee, are hereby incorporated herein and made a part here by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plans shall govern and control.

3. The Option shall expire on ___________, which is ___ years from the date of the grant of the Option (the "Grant Date"), unless otherwise terminated pursuant to the provisions of the Plan. Except as provided in the Plan, in the vent that the Optionee's employment by the Company is terminated, the Option will terminate, will become null and void and will no longer be exercisable commencing _____ months after the date of termination.

4. Except as provided in the Plan and in that certain Lock-Up Agreement dated as of __________, by and between the Optionee and the Company, the Option is immediately exercisable in full.

5. Except for any transfer pursuant to the Plan, the Option may not be transferred, pledged or assigned. The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative.
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6.   Subject to the terms and  conditions of this  Agreement  and the Plan,  the
     Option may be exercised by giving written notice of exercise signed by the Optionee to the Secretary of the Company at its principal office specifying the number of shares to be purchased and by paying in full the purchase price for the number of shares of stock with respect to which the Option is exercised. Such purchase price shall be paid in cash and/or in shares of Common Stock of the Company. In addition, the Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery to the Optionee of a certificate representing shares issued pursuant to the Option exercised, pay promptly an amount sufficient to satisfy applicable federal, state and local tax requirements. In the event the Option shall be accompanied by appropriate proof of the right of such person to exercise the Option. The Company has no obligation to delivery shares upon exercise of the Option until such shares are qualified for delivery under such laws and regulations as may be deemed by the Company to be applicable thereto.

7. Nothing contained herein is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the parties hereto any rights or benefits under or by reason of this Agreement.

8. The Plan, the Lock-Up Agreement, and this Agreement embodies the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

9. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

10. This Agreement shall not be effective until executed by the Optionee and returned to the Company. By executing this Agreement, the Optionee hereby acknowledges that the Optionee has read and agreed to all the terms and conditions of this Agreement.

The parties have executed this Agreement as of _____________.

OPTIONEE                                             INSTENT INC.
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                                       By: